Exhibit (a)(1)(D)

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of On Track Innovations Ltd., an Israeli company (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the Company’s Chairman on behalf of the Board of Directors, or whom the Company’s Board of Directors will instruct, as the sole attorneys-in-fact and proxies of the undersigned with full power of substitution and re-substitution, to vote and exercise all voting and related rights with respect to, and to grant consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), all of the ordinary shares nominal value NIS 0.1 per share, of the Company (“Ordinary Shares”) issued to the undersigned pursuant to the offer (the “Offer”) made by the Company on April 11, 2006 pursuant to Tender Offer Statement filed on Schedule TO with the U.S. Securities and Exchange Commission on April 12, 2006, to each of the Company’s and the Company’s subsidiaries’ employees, and the Company’s directors and office holders (the term “office holder” includes a director, the chief executive officer, the chief business manager, a vice president and any officer that reports directly to the chief executive officer, but for purposes of the Offer excludes “External Directors,” as such term is defined in the Israeli Companies Law of 1999) (each a “Holder”), who hold outstanding options to purchase an aggregate of 4,485,017 ordinary shares nominal value NIS 0.1 per share, of the Company (“Ordinary Shares”) (the “Options”), which were issued by the Company pursuant to the terms of the Company’s 2001 Share Option Plan or the Company’s 1995 Share Option Plan, which was superseded by the 2001 Share Option Plan, as amended (collectively, the “Share Option Plan”), as of April 11, 2006 (the “Offer Date”) to exercise all of his or her outstanding Options into such number of Ordinary Shares (each a “Share” and together, the “Shares”) based on the Black-Scholes pricing model according to the principles set forth in the offer letter (the “Offer Letter”), dated April 11, 2006, and received by the Holder (the “Alternative Option Exercise Mechanism”).

Any and all prior proxies heretofore given by the undersigned with respect to any of the Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares. Capitalized terms used and not defined herein have the meanings assigned to them in the Offer documents, including, but not limited to, the Tender Offer Statement filed on Schedule TO with the U.S. Securities and Exchange Commission on April 12, 2006, the Offer Letter and the related Letter of Transmittal, which are hereby incorporated by reference herein.

This Proxy is irrevocable (to the fullest extent permitted by law) and is granted as part of the Offer.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned to act as the undersigned’s attorney-in-fact and proxy to vote the Shares and to exercise all voting , consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of the shareholders of the Company and in every written consent in lieu of such meeting until the sale or transfer of the Shares to a third party who is not a member of the Holder’s immediate family and is not owned or controlled by Holder or a member of Holder’s immediate family, as described in the Offer documents (the “Termination Date”). Immediately following the Termination Date, the attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

In the event the Shareholder is an officer or director of the Company, nothing in this Proxy shall be construed as preventing or otherwise affecting any actions taken by Shareholder in his or her capacity as an officer or director of the Company or in any of its subsidiaries or from fulfilling the obligations of such office (including without limitation, the performance of obligations required by the fiduciary obligations of Shareholder acting solely in his or her capacity as an officer or director).

This Proxy shall terminate, and be of no force or effect, immediately following the Termination Date.

Date: ________________

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